Exhibit 8.1

Main Subsidiaries of Quebecor Media Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Equity Interest/Voting Interest
Videotron Ltd.	Québec	100% / 100%
Fibrenoire Inc.	Canada	100% / 100%(1)
Fizz Mobile & Internet Inc.	Québec	100% / 100%(1)
Teledistribution Amos Inc.	Québec	100% / 100%(1)
Cablovision Warwick Inc.	Québec	100% / 100%(1)
Qolab Communications Inc.	Québec	100% / 100%(2)
MediaQMI Inc.	Canada	100% / 100%
Quebecor Media Printing (2015) Inc.	Canada	100% / 100%
Quebecor Media Network Inc.	Canada	100% / 100%
CEC Publishing inc.	Québec	100% / 100%
Sogides Group Inc.	Canada	100% / 100%
TVA Group Inc.	Québec	68.37% / 99.97%
TVA Publications Inc.	Canada	100% / 100%(2)
Mels Studios and Postproduction G.P.	Québec	100% / 100%(2)
Event Management Gestev Inc.	Canada	100% / 100%
Québecor Sports et divertissement Inc.	Canada	100% / 100%
QMI Spectacles Inc.	Québec	100% / 100%
Incendo Media Inc.	Canada	100% / 100%(2)

(1) Fibrenoire Inc., Fizz Mobile & Internet Inc., Teledistribution Amos Inc. and Cablovision Warwick Inc. are wholly-owned subsidiaries of Videotron Ltd.

(2) Qolab Communications Inc., TVA Publications Inc., Mels Studios and Postproduction G.P. and Incendo Media Inc. are wholly-owned subsidiaries of TVA Group Inc.